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                                                                   EXHIBIT 3.113

                                     CHARTER
                                       OF
                              PCA OF MEMPHIS, INC.

                                   ARTICLE ONE

                                      NAME

            The name of the corporation is PCA of Memphis, Inc

                                   ARTICLE-TWO

                               PROFIT CORPORATION

            The corporation is organised for profit

                                  ARTICLE THREE

                           REGISTERED OFFICE AND AGENT

            The initial registered office of the corporation is located at 20 Burton Hills Boulevard, Nashville. Davidson County, Tennessee 37215. The initial registered agent of the corporation at its registered office is Brian C. Carr.

                                  ARTICLE FOUR

                                PRINCIPAL OFFICE

            The mailing address of the initial principal office of the corporation is 20 Burton Hills Boulevard, Suite 220, Nashville, Tennessee 37215.

                                  ARTICLE FIVE

                                AUTHORIZED SHARES

            The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is one thousand (1,000) shares of common stock, $.01 par value per share, with unlimited voting rights and rights to receive the net assets of the corporation upon dissolution.

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                                   ARTICLE SIX

                           INITIAL BOARD OF DIRECTORS

            The initial Board of Directors shall consist of one member whose name and address are as follows:

                                  Brian C. Carr
                     Pathology Consultants of America. Inc.
                            20 Burton Hills Boulevard
                                    Suite 220
                           Nashville, Tennessee 37215

                                  ARTICLE SEVEN

                        LIMITATION OF DIRECTOR LIABILITY

            A director of the corporation shall not be liable to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director's duty of loyalty to the corporation or its shareholders: (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law: or (c) under
Section 48-18-304 of the Tennessee Business Corporation Act (the "Act"). Any repeal or modification of the provisions of this Article Seven by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification. If the Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of thc corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amended Act. In the event that any of the provisions of this Article Seven (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

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                                  ARTICLE EIGHT

                                  INCORPORATOR

            The name and address of the incorporaior are as follows:

                                Peter C. November
                               Alston &. Bird LLP
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

            IN WITNESS WHEREOF, the undersigned executes this Charter this 11th day of December, 1997.

                                              /s/ Peter C. November
                                              ----------------------------------
                                              Peter C. November
                                              Incorporator

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